Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

iGATE Corporation

Pittsburgh, Pennsylvania

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated March 17, 2008, except Note 4 dated February 16, 2009 (February 22, 2010 as to the effects of the retrospective adoption of Statement of Financial Auditing Standards No. 160 as described in Note 1 to the consolidated financial statements), relating to the consolidated financial statements and schedule of iGATE Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP
(formerly BDO Seidman, LLP)

Milwaukee, Wisconsin

November 29, 2010